Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-100078) on Form S-8 of United Security Bank 401(k) Cash or Deferred Stock Ownership Plan of our report dated June 29, 2010, with respect to the financial statements and supplemental schedule of the United Security Bank 401(k) Cash or Deferred Stock Ownership Plan as of December 31, 2009 and 2008 and for the year ended December 31, 2009, included in this annual report on Form 11-K.

/s/ Moss Adams LLP

Stockton, CA
June 29, 2010